EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

Subsidiary corporations that serve as general partners of limited partnerships are listed with those partnerships.


Name of subsidiary              Type of             Jurisdiction of
                                 entity              organization

Pittsfield Investors Limited   limited partnership  Delaware Partnership

B-3 Limited Partnership        limited partnership  Delaware
Berkshire B-3 Inc.             corporation          Delaware (general partner)

Sunnyside Cogeneration         limited partnership  Delaware Partners, L.P.
RW Monterey, Inc.              corporation          Delaware (general partner)

Pump Services Company, L.P.    limited partnership  Delawar
Ridgewood Pump Services        corporation          Delaware Corporation